Exhibit H(4)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between Massachusetts Mutual Life Insurance Company, a Massachusetts corporation (the “Manager”), and MassMutual Institutional Funds, a Massachusetts business trust (the “Trust”), effective this 11th day of October, 2004.

WHEREAS, the Trust is an open-end diversified management investment company registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Diversified Value Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the Commission as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreement dated October 11, 2004;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1. Expense Limitation

The Manager agrees to cap the fees and expenses of the Fund at the following amounts through April 30, 2006. This agreement cannot be terminated unilaterally by the Manager.

MassMutual Diversified Value Fund

Class S shares    .59%

Class Y shares    .69%

Class L shares    .80%

Class A shares    1.09%

Class N shares    1.40%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the day and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ IAN SHERIDAN
Ian Sheridan, Vice President

MASSMUTUAL INSTITUTIONAL FUNDS on behalf of MassMutual Diversified Value Fund

By:	/s/ JAMES S. COLLINS
James S. Collins, CFO and Treasurer